NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris L. Nines

(512) 434-5587

TEMPLE-INLAND TO SELL 1.55 MILLION ACRES

OF TIMBERLAND FOR $2.38 BILLION

AUSTIN, TEXAS, August 6, 2007—Temple-Inland Inc. (NYSE: TIN) today announced that it entered into a definitive agreement with an investment entity affiliated with The Campbell Group, Inc. to sell 1.55 million acres of timberland for $2.38 billion. The acreage included in the sale consists of 1.38 million acres of land owned in fee and leases covering 175,000 acres.

The transaction is expected to close in fourth quarter 2007. The total consideration is expected to consist almost entirely of installment notes. Roughly 30 days after the sale is closed, the Company expects to pledge the installment notes as collateral for a non-recourse loan. The net cash proceeds from these transactions, after current taxes and transaction costs, are anticipated to be approximately $1.8 billion. Following the pledge of installment notes, the Company expects to use the majority of these proceeds to pay a special dividend, which is currently estimated to be approximately $1.1 billion, or $10.25 per share, to its common stockholders. The remaining approximately $700 million of the cash proceeds will be used to reduce debt.

The transaction includes a 20-year fiber supply agreement for pulpwood and a 12-year fiber supply agreement for sawtimber, the terms of which are both subject to extension. Fiber will be purchased at market prices. The agreements further require that the timberlands will continue to be managed and third-party certified under the requirements of the Sustainable Forestry Initiative® Standard. In addition, The Campbell Group and its investors have agreed to continue Temple-Inland’s high conservation standards and focus on environmental stewardship.

"The sale of our timberland is a milestone in the execution of our previously announced transformation plan," said Kenneth M. Jastrow, II, chairman and chief executive officer. "The fiber supply agreements will enable us to capture a significant portion of the fiber grown on these lands. The quality of our forest is a tribute to our forest team’s superb management of these timberlands for many years. We are pleased that many of our current forest employees will have the opportunity to continue managing these lands under new ownership."

John Gilleland, president of The Campbell Group, said, “The Temple-Inland forests represent some of the best managed, highest quality industrial timberlands in the world. Acquiring these forests enables our firm to further its strong commitment to timberland as a long-term asset class, and to continuing our history of sound environmental stewardship. We are looking forward to managing these lands responsibly and to producing the best product for our customers and quality results for our clients."

Transformation Update

As previously announced, Temple-Inland’s transformation plan includes:

•	Retaining its manufacturing operations – Corrugated Packaging and Building Products – as Temple-Inland Inc.;
•	Spinning off its financial services operation, Guaranty Financial Group, in a tax-free distribution to shareholders;
•	Spinning off its real estate operation, Forestar Real Estate Group, in a tax-free distribution to shareholders; and
•	Selling the Company’s strategic timberland.

Temple-Inland reiterated that it is on track to complete its transformation plan by the end of 2007.

Goldman, Sachs & Co., and Citigroup Global Markets Inc. served as financial advisers and Sutherland, Asbill & Brennan LLP served as legal advisor to Temple-Inland in connection with the transaction. Morrison & Foerster LLP and Schwabe, Williamson & Wyatt served as legal advisors to The Campbell Group in connection with the transaction.

Temple-Inland Inc. operates four business segments: corrugated packaging, forest products, real estate and financial services. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

The Campbell Group, LLC (www.campbellgroup.com) is a full-service timberland investment management company headquartered in Portland, Oregon. The company is focused exclusively on acquiring and managing high quality, investment grade forestland on behalf of institutional investors to produce superior risk-adjusted returns.

This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including the costs of raw materials, purchased energy, and freight;

demand for new housing; accuracy of accounting assumptions related to pension and postretirement costs, impaired assets, and the allowance for credit losses; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; our ability to execute certain strategic and business improvement initiatives, including the Transformation Plan; closing the transactions described in this report; and other factors, many of which are beyond our control.